Exhibit 10.6

EMPLOYMENT AGREEMENT

                    THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of February 5, 2003 (the “Effective Date”), between RICHARD E. OTTO (the “Executive”) and CORAUTUS GENETICS INC., a Delaware corporation (the “Company”);

W I T N E S S E T H:

                    WHEREAS,  the Company desires to employ Executive, and Executive desires to accept such employment with the Company; and

                    WHEREAS,  the Company and Executive desire to place their agreement regarding the terms and conditions of said employment in a written instrument;

                    NOW, THEREFORE,  in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

ARTICLE 1

DUTIES AND AUTHORITY

                    1.1         Employment.   The Company hereby agrees to employ Executive during the Employment Period (as defined in Article 2) as its Chief Executive Officer, and Executive hereby accepts such employment by Company, upon the terms and conditions set forth in this Agreement. Executive may also hold such additional corporate offices to which he may be elected from time to time by the Board of Directors of the Company (the “Board”).

                    1.2         Duties of Executive as Employee.   Executive shall perform the duties customary for the position of Chief Executive Officer of the Company, and such other duties as Company (acting through its Board) may from time to time assign to him. During the Employment Period, Executive shall perform the duties properly assigned to him hereunder, shall devote substantially all of his business time (in no event less than 40 hours per week), attention and effort to the affairs of the Company and shall use his best efforts to promote the interests of the Company. Executive shall not, without the prior written consent of the Board engage in any other business activities, whether or not such business activity is pursued for profit, gain or other pecuniary advantage; provided, however, that (i) Executive may invest his assets in a form or manner consistent with Section 5.3 herein and as will not require any services on his part in the operation of the affairs of the enterprises in which the investments are made and (ii) Executive may serve on civic or charitable boards or committees if such service does not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement. Executive shall conduct himself at all times in a business-like and professional manner as appropriate for his position and shall represent the Company in all respects in compliance with good business and ethical practices. In addition, the Executive shall be subject to and abide by the policies and procedures of the Company applicable to personnel of the Company, as may be adopted from time to time.

                    1.3         Board Membership.  Executive is currently a member of the Board. In connection with each annual meeting of shareholders (or action by written consent in lieu thereof) of the Company during the Employment Period, the Board will nominate Executive for re-election as a member of the Board, and subject to election by the shareholders of the Company, Executive also agrees to serve as a member of the Board during the Employment Period and to resign from such position at the end of the Employment Period, unless requested to remain by the Board.

ARTICLE 2

TERM

                    Unless terminated earlier as provided in Article 4, this Agreement shall extend for a period of two (2) years from the Effective Date. For purposes of this Agreement, the term of employment (the “Employment Period”) shall commence on the Effective Date and end on the date as of which this Agreement is terminated under this Article 2 or Article 4, whichever is earlier. The term of this Agreement (as specified in this Article 2) may be extended by mutual written consent of the parties.

ARTICLE 3

COMPENSATION

                    3.1         Salary.  Subject to any adjustments pursuant to Section 3.8, the Company hereby agrees to pay Executive a salary of $200,000 per annum (pro rated for partial years) during the Employment Period, payable monthly in arrears pursuant to the normal payroll practices of the Company. Upon the receipt by the Company following the Effective Date of cash in the amount of $5,000,000 (whether in the form of equity, debt or otherwise) to support the Company’s Phase IIb clinical trial, general and administrative expenses or other purposes, Executive’s salary under this Section 3.1 shall automatically be raised to $300,000 per annum (pro rated for partial years) retroactive to the Effective Date, and the unpaid amounts of salary due in connection with this retroactive increase shall be paid within thirty (30) days after the closing date for such funding. All such payments shall be subject to applicable withholdings as provided in Section 6.6. Notwithstanding anything in this Section 3.1 to the contrary, in the event that the parties mutually agree that payment of the specified salary amounts shall be deferred to a stated time or event, deferral of payment in accordance with such an agreement shall not be a breach of this Agreement.

                    3.2         Annual Bonus.  Within a reasonable period of time after each anniversary date of this Agreement, the Company further agrees to pay Executive an additional cash bonus (the “Annual Bonus”) in such amount (which may be zero) as may be determined by the Board. Any such payment shall be subject to applicable withholdings as provided in Section 6.6.

                    3.3         Stock Option Incentives.   Subject to the provisions of Article 4, in accordance with and subject to the terms of the Corautus Genetics Inc. Stock Option Plan (the “Option Plan”) and the related option agreement (the “Option Agreement”) and to the approval of each option grant by the Board, the Company agrees to grant to the Executive nonqualified stock options (as defined in the Option Plan) to purchase 500,000 shares of the Company’s common stock according to the following terms and conditions (any additional terms and conditions of such option grants to be as specified in the Option Plan and the Option Agreement):

                                (a)         The date of grant shall be the date of execution of this Agreement;

                                (b)         The option price shall be $1.30 per share;

                                (c)         Subject to Section 3.3(d), options for 10,417 shares (1/48th of the total grant, rounded up to the next whole share) (pro rated for partial months) shall become exercisable on the last day of each calendar month following the grant date (a “Vesting Date”) until the total grant has become exercisable or further vesting is terminated by the terms of this Agreement or the Option Plan or Agreement, provided however that (i) on the first such Vesting Date, the number of options that would have become exercisable on or prior to such date if the date of grant had been the Effective Date shall become exercisable and (ii) if, on any Vesting Date, the number of non-exercisable options remaining is less than 10,417 shares, the number of shares which shall become exercisable shall be all remaining non-vested shares;

                                (d)         Notwithstanding the vesting schedule described in Section 3.3(c) above, vesting of the option grant shall be accelerated as follows upon the meeting of the stated milestones: (i) options for 25,000 shares shall become exercisable upon execution of a Board-approved agreement between the Company and a major pharmaceutical or medical device company for the purpose of collaboration on the Company’s Phase IIb clinical trial; (ii) options for 100,000 shares shall become exercisable upon the commencement of treatment of the first patient in a Phase IIb clinical trial, the protocol for which has been approved by the U. S. Food & Drug Administration; (iii) options for 50,000 shares shall become exercisable upon the receipt by Company of cash in the aggregate amount of $5,000,000 (whether in the form of equity, debt or otherwise) to support the Company’s clinical trials, general and administrative expenses or other purposes; (iv) options for 50,000 shares shall become exercisable upon the receipt by Company of cash in the aggregate amount of $5,000,000 (in addition to the amount received under (iii); i.e., a total of $10,000,000) (whether in the form of equity, debt or otherwise) to support the Company’s clinical trials, general and administrative expenses or other purposes; (v) options for 25,000 shares shall become exercisable upon receipt by Company of cash in the aggregate amount of $2,500,000 (in addition to the amounts received under (iii) and (iv); i.e., a total of $12,500,000) whether in the form of equity, debt, or otherwise) to support the Company’s clinical trials, general and administrative expenses or other purposes; and (vi) all unvested options shall vest upon a Change in Control (for purposes of this Section 3.3(d), only cash received after the Effective Date and during the term of this Agreement shall be counted) (by way of example, if on the second anniversary of the Effective Date, all of the milestones in (c)(i)-(v) have been met and this Agreement is otherwise in effect, all options will have fully vested);

                                (e)         The options shall have a 10-year term and shall be subject to the terms and provisions of the Option Plan; and

                                (f)         Subject to the provisions of the Option Plan regarding Changes in Control, and the overall 10-year term of the options, the options, when vested, shall be exercisable for the periods stated below following Executive’s termination of his Service Provider (as defined in the Option Plan) relationship with the Company:

(i) If such termination is by the Company for Cause or a voluntary termination by Executive without Transition, ninety (90) days;

(ii) If such termination is a voluntary termination by Executive with Transition, seven (7) years; and

(iii) If such termination occurs for any other reason, the remaining term of the options.

For purposes of Section 3.3(d), all dollar amounts shall be calculated as gross amounts without reduction for any fees or other costs incurred to procure the cash payments to which reference is made in that section. For purposes of Section 3.3(f), the term “Transition” shall be defined as in Section 4.1(f).

                    3.4         Employee Benefits.   At all times during the Employment Period, Executive shall be entitled to participate in any retirement or group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof and on the same basis as similarly situated employees, including, without limitation, the Company Profit Sharing 401(k) Plan and the Company Supplemental Retirement Income Plan. However, notwithstanding anything in this Section 3.4 to the contrary, Executive acknowledges and agrees that Company may, in its sole discretion and from time to time, establish, modify or eliminate any such plans or programs in accordance with applicable law.

                    3.5         Special Employee Benefits Provisions.   In addition to Executive’s rights under Section 3.4 of this Agreement, the Company agrees to provide Executive with the following special employee benefits during the Employment Period:

                                (a)        The Company will provide to Executive at no cost to him supplemental accidental death and disability (“AD&D”) insurance in a face amount which, when combined with the face amount of group AD&D insurance provided to Executive under the Company’s base AD&D insurance program for employees will total $1,000,000.

                                (b)         Subject to the limitation of Section 3.5(d), in the event that the Executive waives coverage under the Company’s medical plan for employees for himself and his dependents, the Company shall reimburse Executive during the Employment Period for his premium cost of maintaining alternative personal medical insurance for himself and any of his dependents that would have been eligible dependents under the Company medical plan, provided however that such reimbursement shall be paid within 30 days following a written request from Executive including reasonable substantiation of such expense.

                                (c)         Subject to the limitation of Section 3.5(d), with each reimbursement payment to Executive contemplated under Section 3.5(b), the Company shall also pay a cash bonus sufficient to pay all federal, state and local income taxes with respect to such reimbursement and related bonus payments, such bonus payments to be withheld by the Company and paid as required by law to the applicable taxation authorities on Executive’s behalf.

                                (d)         The aggregate payments to or on behalf of the Executive pursuant to Sections 3.5(b) and (c) with respect to a given period shall be limited to the cost the Company would otherwise incur to extend its present medical plan to cover Executive and his eligible dependents in the State of Georgia for such period (determined on a pro rata basis).

                    3.6         Vacation.  During the Employment Period, Executive shall be entitled to a period of paid vacation time equal to not less than twenty (20) business days for each 12-month period beginning on the Effective Date, which shall accrue in accordance with the practices and policies of the Company. The days selected for Executive’s vacation shall be mutually and reasonably agreeable to Company and Executive.

                    3.7         Reimbursement of Expenses.   The Company shall reimburse Executive for all reasonable expenses that Executive incurs in connection with the duties of his employment by the Company, in accordance with the Company’s normal policies regarding business expense reimbursement, as in effect from time to time. Any reimbursements under this paragraph shall be made upon Executive’s presentation to the Company, from time to time, of an account of such expenses in such form and in such detail as the Company may request. Executive shall not be permitted to approve his own expenses.

                    3.8         No Other Compensation; Review.  Executive shall not be entitled to any compensation for services from the Company as an employee, Director or otherwise during the Employment Period other than the compensation specified in this Agreement. The Board may elect to review the Executive’s performance and salary from time to time, and may increase, but not decrease, the Executive’s salary as provided herein. Any such increase in salary shall be deemed to constitute an amendment of this Agreement solely with respect to the salary provided in Section 3.1.

ARTICLE 4

TERMINATION OF EMPLOYMENT

         4.1     Termination.  The Executive understands and agrees that employment with the Company is at-will, which means that either the Executive or the Company may terminate this agreement at any time, subject to the provisions of this Agreement. This Agreement will terminate prior to the end of the Employment Period specified in Article 2 upon the occurrence of the first of the following:

                    (a)         The Board may terminate this Agreement for Cause (as defined below) at any time after providing the Executive with written notice, and in such event, the Executive shall forfeit as of the date of such termination specified in such notice any right to any compensation, bonuses, stock options or other benefits under this Agreement accruing, vesting or becoming exercisable after the date of termination. Notwithstanding anything in this Section 4.1(a) to the contrary, the effect of the termination of the Executive’s employment on the Executive’s subsequent entitlement to benefits under any bonus arrangement, stock option agreement and plan or employee benefit plan shall be determined in accordance with the governing documents with respect to such arrangements, agreements or plans, respectively.

                    (b)         This Agreement shall also terminate upon (i) the death of the Executive or (ii) the effective date of a written determination by the Board that the Executive is not able, due to injury or illness, to continue to meet his obligations under this Agreement for all or a substantial portion of the then-remaining Employment Period.

                    (c)         The Company may terminate this Agreement at any time for any reason at its discretion upon written notice to Executive.

                    (d)         Executive may terminate this Agreement for Good Reason (as defined below) at any time after providing the Company with written notice and a reasonable opportunity to cure.

                    (e)         Executive may terminate this Agreement at any time for any reason without Transition (as defined in Section 4.1(f)).

                     (f)         Executive may terminate this Agreement at any time for any reason with Transition. For purposes of this Agreement, “Transition” by the Executive shall mean giving reasonable written notice to the Company of a desire to terminate the Agreement and working with and assisting the Board over a reasonable period of time (but not beyond the Employment Period) to identify, hire and train a successor for Executive’s position with the objective of achieving a smooth transition with minimal disruption to the Company. Such Transition may include remaining employed by the Company for a period of time to be agreed upon after the replacement is hired to effectuate the transition and thereafter for a reasonable period (but not beyond the Employment Period) being available to consult with the replacement on a part-time basis as reasonably required.

         4.2       Payment Upon Termination.  Upon termination of this Agreement, Executive shall be entitled to the following:

                     (a)         Except as otherwise specified in this Agreement, Executive shall receive any compensation, bonuses, stock options, accrued but unused vacation any other benefits under this Agreement which had accrued, vested, become exercisable or become due and payable as of the date of termination; provided, however, that except as otherwise provided in this Agreement, (i) no bonus for a given period shall be deemed to have accrued or become due and payable unless and until the Executive has remained employed through the last day of such period, (ii) notwithstanding the vesting of any stock options, the exercise of such options shall be governed by the applicable terms and conditions of the relevant option grant and the stock option plan pursuant to which it was granted and (iii) notwithstanding anything in this Section 4.2(a) to the contrary, the effect of the termination of the Executive’s employment on the Executive’s subsequent entitlement to benefits under any bonus arrangement, stock option agreement and plan or employee benefit plan shall be determined in accordance with the governing documents with respect to such arrangements, agreements or plans, respectively.

                     (b)         In the event that this Agreement terminates pursuant to Sections 4.1(b), 4.1(c) and 4.1(d), Executive shall also receive, in addition to any other benefits to which Executive may be entitled under Section 4.2(a), a severance payment equal to one (1) year’s salary at his then current rate of salary under Section 3.1.

                     (c)         In the event that this Agreement terminates because of (A) expiration at the end of the Employment Period specified in Article 2, (B) termination for Cause under Section 4.1(a) or (C) termination by Executive under Section 4.1(e) or (f), the Executive shall not be entitled to any severance payment from the Company.

                     (d)         In the event that this Agreement terminates within one (1) year prior to, or two (2) years following, a Change in Control (as defined below) for any reason other than (A) expiration at the end of the Employment Period specified in Article 2, (B) termination for Cause under Section 4.1(a), or (C) termination by Executive under Section 4.1(e) or (f), the Company shall give to Executive as a severance payment, in addition to any other benefits to which Executive may be entitled under Section 4.2(a), but in lieu of any other benefits to which Executive may be entitled under Sections 4.2(b), a lump sum cash payment equal to one (1) year’s salary at his then current rate of salary under Section 3.1.

         4.3      Definitions.

                     (a)         For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continuous failure of Executive to substantially perform the Executive’s duties (other than as a result of a written determination of injury or illness as provided in Section 4.1(b)), after the Company delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive’s duties and the Executive has failed to cure the identified deficiencies within ten (10) business days of receipt of such notice;

(ii) the Executive’s conviction of a felony of a crime of moral turpitude (including, without limitation, any nolo contendere plea), or any adjudication of a perpetration by the Executive of a common law fraud;

(iii) the Executive’s engagement in any activity that is in conflict of interest or competitive with the Company or its affiliates (other than any isolated, insubstantial and inadvertent action not taken in bad faith and which is promptly remedied by the Executive upon notice by the Company);

(iv) Executive’s engaging in any knowing act of fraud or dishonesty against the Company or any of its affiliates or any material breach of federal or state securities laws or regulations;

(v) the Executive’s harassment of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment, but only following an investigation by an independent third party into the harassment claim which substantiates such claim.

                     (b)         For purposes of this Agreement, “Change in Control” shall mean the occurrence of any one of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (including “affiliates” and “associates” of such person, but excluding the Company, any employee benefit plan of the Company or any “subsidiary” of the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale, lease, transfer, exchange, mortgage, pledge or other disposition by the Company of all or substantially all of the Company’s assets; or

(iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation or any other transaction or series of related transactions between the Company and any other “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or “persons”, which merger, consolidation or other transaction(s) results in the voting securities of the Company outstanding immediately prior thereto not continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger, consolidation or other transaction(s).

For purposes of this Section 4.3(b), the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the terms “affiliate,” “associate” and “subsidiary” shall have the respective meanings ascribed to such terms in Rule 12b-2 under Section 12 of the Exchange Act. The term “person” includes any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, or any other entity.

                     (c)         For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one of the following events unless Executive specifically agrees in writing that such event shall not constitute Good Reason:

(i) the reduction of the Executive’s base salary below the level set pursuant to this Agreement as then in effect (a voluntary deferral by Executive of his cash compensation shall not be considered a reduction of Executive’s base salary for purposes of this Section 4.3(c)(i));

(ii) any material adverse change in the status, responsibilities, or perquisites of Executive;

(iii) any failure to nominate (or re-nominate) Executive as a member of the Board or to nominate (or re-nominate) and elect (or re-elect) Executive as Chief Executive Officer of the Company;

(iv) causing or requiring Executive to report to anyone other than the Board;

(v) assignment of duties materially inconsistent with Executive’s position and duties as described in this Agreement;

(vi) the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement; and

(vii) any requirement by the Company that Executive relocate his permanent personal residence (with or without Company reimbursement of moving expenses) to any location other than his primary residence on the Effective Date.

         4.4     Other Benefits After Termination Date.   Except for the payments and benefits, if any, provided under this Article 4, no other benefits, compensation or other remuneration of any type, whether taxable or nontaxable, shall be payable to the Executive after his termination of employment, except as required by law or by the applicable terms and provisions of any employee benefit plan applicable to the Executive.

         4.5     General Release.   Notwithstanding anything in this Article 4 to the contrary, the Executive agrees that in the event of any termination of this Agreement that results in the payment of severance pay pursuant to this Article 4, as a condition to receipt of and as consideration for such payment: (i) in the event of termination of this Agreement by the Executive pursuant to Sections 4.1(d) or (e), the Executive shall have given at least sixty (60) days’ written notice to the Company; and (ii) prior to the payment of any such severance pay, the Executive (or if due to death, the executor or administrator of his estate) shall sign a general release of any and all claims that the Executive, his heirs and assigns and/or his estate may have against the Company and its related parties, in such form as the Company may require.

         4.6     Effect of Noncompetition/Nonsolicitation Provisions.   Notwithstanding anything in this Article IV to the contrary, the payment of any amounts or benefits after termination of the Executive’s employment (other than amounts or benefits payable pursuant to Section 4.2(a)) shall be subject to the provisions of Section 5.7.

ARTICLE 5

PROVISIONS RELATED TO NONCOMPETITION AND NONSOLICITATION

         5.1     Reasonableness of Noncompetition/ Nonsolicitation Provisions.   Executive understands and acknowledges that the Company is engaged in the development and marketing of gene therapy products in the field of angiogenesis (the “Business”), and that because of his position and the scope of his duties as Executive for the Company he has (i) intimate knowledge of the business of the Company including, but not limited to, knowledge of Confidential Information (as defined below) and (ii) knowledge of and relationships with the investors, customers and suppliers of the Company. Executive agrees and acknowledges that such knowledge, access, and relationships are such that if Executive were to compete with the Company, in engaging in the Business within the United States, at any time during the Employment Period, the Company would suffer harm and would be severely and irreparably damaged. Executive agrees that the Noncompetition/ Nonsolicitation Provisions contained herein are reasonable and necessary to protect the confidentiality of the trade secrets, and other Confidential Information concerning the Company acquired by Executive. The provisions of this Agreement shall be interpreted so as to protect those trade secrets and Confidential Information, and to secure for the Company the exclusive benefits of the work performed on behalf of the Company by the Executive under this Agreement, and not to limit unreasonably his ability to engage in employment and consulting activities in non-competitive areas which do not endanger the Company’s legitimate interests expressed in this Agreement. Accordingly, Executive acknowledges and agrees that the provisions contained in Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.7 and

5.8 (the “Noncompetition/Nonsolicitation Provisions”) are reasonable and valid in all respects. Executive acknowledges and agrees that the compensation provided to Executive hereunder is provided, in part, as consideration for his agreement to the Noncompetition/Nonsolicitation Provisions.

         5.2      Confidentiality.  Executive agrees that he may not at any time during, or within two (2) years subsequent to, the Employment Period, directly or indirectly, use or disclose any Confidential Information, except as such use or disclosure is required in connection with the Executive’s performance of his duties to the Company unless a formal written contract is entered into by Executive and the Company providing the terms and conditions of use or as otherwise permitted by the confidentiality policy adopted by the Board, as in effect from time to time. The obligations of this Section 5.2 shall terminate with respect to any particular portion of Confidential Information if: (a) it is in the public domain at the time the Company discloses it to Executive; or (b) it enters the public domain subsequent to the time of the Company’s disclosure to Executive and without any fault or disclosure on the part of Executive; or (c) it was known to Executive prior to the disclosure by the Company, free of any obligation of confidence, as evidenced by Executive’s written records; or (d) it is required to be disclosed by law, regulation, or order of a governmental agency or a court of competent jurisdiction, provided however that the Executive, to the extent practical, shall provide written notice to the Company prior to such disclosure and shall take all reasonable steps to restrict and maintain confidentiality of any such disclosure. Upon termination of this Agreement, Executive must deliver to the Company all Confidential Material in his possession. As used in this paragraph, the terms “Confidential Information” and “Confidential Material” have the following meanings:

                    (a)          “Confidential Information” is defined as all information or material that constitutes a trade secret of the Company under the Uniform Trade Secrets Act as set forth on Exhibit A, whether or not marked as confidential and all confidential or proprietary materials or information designated as such by the Company by the use of a proprietary legend, marking, stamp or other positive written notice at the time of disclosure by the Company. In addition, any information or materials (other than trade secret information or materials or information or materials disclosed at a Company Board meeting) orally or visually disclosed to Executive without an appropriate letter, stamp or legend, but which is indicated verbally by the Company at the time of its initial disclosure to be confidential, shall constitute Confidential Information.

                    (b)          “Confidential Material” means any document, writing or other informational media of any kind, obtained by Executive as a consequence of or through his affiliation with the Company, containing any Confidential Information and includes, without limiting the generality of the foregoing, customer lists, financial data, computer programs, business plans, investment sources, operating instructions or techniques, forms or manuals, and procedural instructions.

         5.3      Conflicting Employment and Business Opportunities During the Period of Employment.   Executive agrees:

                    (a)          that he shall not directly or indirectly engage in any employment,

occupation, consulting, or other business activity which the Company shall determine in good faith to be in competition with the Company or to interfere with his duties as an employee of the Company; and

                    (b)          that he shall not engage in any business enterprise that would be in competition with the Company; and

                    (c)          that he shall promptly disclose to the Company’s appropriate corporate officers or directors all business opportunities that are (i) presented to Executive in his capacity as an officer or employee of the Company, and (ii) of a similar nature to the type of business the Company currently engaged in or has expressed an interest in engaging in the future; and

                    (d)          that he shall not usurp or take advantage of any such business opportunity without first offering such opportunity to the Company.

         5.4      Nonsolicitation of Employees.  During the Employment Period and continuing for one (1) year thereafter, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, executive, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company, solicit or endeavor to entice away from the Company or its affiliates any employee of or consultant to the Company to leave the Company, provided however that this Section 5.4 shall not be applicable with respect to any such discussions between Executive and Robert T. Atwood.

         5.5      Inventions.

                    (a)          Executive agrees to disclose promptly to the proper officers of the Company, and the Board, in writing any patentable or unpatentable, copyrightable or uncopyrightable, idea, invention, work of authorship (including, but not limited to computer programs, software and documentation), formula, device, improvement, method, process or discovery (each, an “Invention”) which relates to the Company’s business that Executive conceives, makes, develops, or works on, in whole or in part, solely or jointly with others during the Employment Period. Executive understands that this Agreement is not intended to require assignment of any of Executive’s rights in an Invention that Executive develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or trade secret information except for those Inventions that either: (1) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company. Executive further understands that the Company has the right to review, in confidence, all Inventions conceived by Executive, solely or jointly with others, during the Employment Period to determine questions of rights to Inventions falling within the scope of this Agreement.

                    (b)          It is expressly agreed that the Inventions created by Executive hereunder which either: (1) relate at the time of conception or reduction to practice of the Invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company shall be considered specially ordered or commissioned “works made for hire,” as such term is defined under the United States Copyright Act of 1976, as amended (the “Act”), and that such works and the copyright interests therein and thereto shall belong solely and exclusively to the Company and shall be considered the property of the Company for purposes of this Agreement. To the extent that such works do not constitute “works made for hire” under the Act, Executive, in consideration of $1.00 and other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, hereby irrevocably assigns to the Company, its successors and assigns, without royalty or any other further consideration, (i) all rights, title and interests in and to the copyrights of the Inventions and all renewals and extensions of the copyrights that may be secured under existing or future laws, and (ii) all other rights, title and interests he may have in the Inventions. Accordingly, the Company will have the right to register in the office of the Registrar of Copyrights of the United States, the Inventions in the Company’s name as the owner and author of such Inventions. Executive shall, upon request by the Company and at the Company’s expense, promptly execute, acknowledge or deliver any documents or instruments deemed reasonably necessary by the Company to document, enforce, protect or otherwise perfect the Company’s copyright and other interests in the Inventions.

                    (c)          Without limiting the generality or effect of any other provision of this Agreement, Executive agrees to assign and hereby assigns to the Company without royalty or any other further consideration his entire right, title and interest in and to any Invention Executive is required to disclose hereunder.

                    (d)          Executive agrees to make and maintain adequate and current written records of all Inventions covered by this Agreement. These records shall be and remain the property of the Company.

                    (e)          Executive agrees to assist the Company in obtaining, maintaining, and enforcing patents and other proprietary rights in connection with any Invention covered under this Agreement for which the Company has or obtains any right, title or interest. Executive further agrees that his obligations under this subsection shall continue beyond the termination of the Employment Period, but if Executive is called upon to render such assistance after the termination of the Entitlement Period, Executive shall be entitled to a fair and reasonable rate of compensation for such assistance. Executive shall, in addition, be entitled to reimbursement of any out-of-pocket expenses incurred at the request of the Company relating to such assistance.

                    (f)          Executive represents that there are no other contracts to assign Inventions that are now in existence between any other person or entity and Executive. Executive further represents that he has no other employment or undertakings which might restrict or impair his performance of this Agreement. Executive will not, in connection with his engagement as an officer and employee of the Company, use or disclose to the Company any confidential trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled.

         5.7      Notification of New Employer.  Executive agrees that the Company may notify any subsequent party which engages the services of Executive of Executive’s rights and obligations under this Agreement.

         5.8      Remedy for Breach.  Executive acknowledges and agrees that his breach of any of the Noncompetition/Nonsolicitation Provisions contained in this Agreement would cause irreparable injury to the Company and that remedies at law of the Company for any actual or threatened breach by Executive of such Provisions would be inadequate. Accordingly, Executive acknowledges and agrees that the Company shall be entitled to specific performance of the Provisions in such sections or injunctive relief against activities in violation of such sections, or both, by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages. This provision with respect to injunctive relief shall not diminish the right of the Company to claim and recover damages against Executive for any breach of this Agreement in addition to injunctive relief. In particular, but without limitation, any benefits to which the Executive may be entitled under this Agreement shall be forfeited as of the date Executive first breaches his obligations under this Agreement, subject to the right to cure any such breach specified in this Agreement. Executive acknowledges and agrees that, he will be responsible for all legal expenses, including actual attorneys fees, which the Company incurs in pursuing remedies, whether legal or equitable, for any actual or threatened breach of this Agreement by Executive, provided that Executive shall have this obligation only if the Company is the prevailing party in any such action. Executive acknowledges and agrees that the Noncompetition/Nonsolicitation Provisions contained in this Agreement shall be construed as agreements independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said Provisions.

         5.9      Employee Agreements.  Executive agrees, as a condition of employment, to execute and deliver to the Company such confidentiality, nondisclosure, conflict of interest or other agreements and disclosures as the Company may require of its employees generally under its current policies.

ARTICLE 6

MISCELLANEOUS

            6.1      Entire Agreement.   Except as otherwise specifically provided in this Agreement, all prior negotiations and agreements by and among the Company (including, without limitation, with any member of the Board acting on behalf of the Company) and the Executive with respect to the subject matter of this Agreement are superseded by this Agreement, and there are no other representations, warranties, understandings or agreements with respect to the subject matter of this Agreement. Except as may be otherwise specifically provided in this Agreement, no change, modification, addition or termination of this or any part of this Agreement will be valid unless in writing and signed by or on behalf of the party to be charged therewith.

            6.2      Severability.    It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the restrictive covenant provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable.

            6.3      No Waivers.   No failure or delay on the part of any party exercising any power or right under this Agreement will operate as a waiver of that power or right, and no single or partial exercise of any right or power shall preclude any other of further exercise thereof, or the exercise of any other right or power under this Agreement.

            6.4      Notices.    Any notice or consent required or permitted hereunder shall be deemed to have been given when hand-delivered or mailed by registered mail, postage prepaid and return-receipt requested to the intended recipient at the following address:

If to the Company:

Corautus Genetics, Inc.
10030 Barnes Canyon Road
San Diego, CA 92121

With a copy to:

McKenna Long & Aldridge LLP
Attn: Robert Tritt, Esq.
303 Peachtree Street
Suite 5300
Atlanta, GA 30308

If to Executive:

Richard E. Otto
15 Fairway Drive
St. Simons Island, Georgia 31522

Each party may modify its written notice address under this Section 6.4 by written notice to the other party, provided that, notwithstanding any contrary provision of this Section 6.4, such change of address notice shall not be effective until received by the party to whom it is directed.

            6.5      Successors and Assigns.   This Agreement shall inure to the benefit of the Company and its successors and assigns, including any entity directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company. This Agreement is personal to Executive and may not be assigned or transferred by Executive.

            6.6      Withholding and Offsets.    Notwithstanding anything in this Agreement to the contrary, all payments to Executive under this Agreement are subject to all withholding deductions mandated by applicable law (including, without limitation, withholding for income and social security taxes) and deductions (if any) approved by Executive (including, without limitation, any deductions for the employee contribution for benefit programs as the Company, in its discretion, may from time to time establish), and may be further reduced by any amount owed by the Executive to the Company at the time the payment is made in satisfaction of such obligation, to the extent permitted under applicable law.

            6.7      Governing Law/Survival.    This Agreement will be governed by the laws of the State of Georgia. The provisions of Articles 4 and 5 and of Sections 6.4, 6.6, 6.7, 6.8 and 6.9, will survive the termination of this Agreement.

            6.8      Arbitration.    Any claim or dispute arising under this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies. The party seeking arbitration must initiate the arbitration process within one year after acquiring knowledge of the claim by written notice to the other party as provided in Section 6.4 including a statement of the claim. The arbitration shall be conducted in the city in which the Company headquarters is located, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitrator(s) shall be neutral and shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The Company shall pay the arbitrator’s expenses and fees and any other expenses that would not have been incurred if the case were litigated in the judicial forum having jurisdiction over it. Each party shall pay its own attorney fees, witness fees and other expenses incurred by the party for his/her/its own benefit, provided, however, that the arbitrator(s) may award attorneys’ fees and costs in such proportion as he/she/they may decide, without regard to any restriction on the amount of such award under applicable law. Such an award shall be in writing and explain the basis therefor, and shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

            6.9      Use and Return of Documents and Property.   Executive acknowledges that in the course of his employment with the Company, he will have the opportunity to inspect and use certain property, both tangible and intangible, of the Company and its affiliates. All such property shall remain the exclusive property of the Company and its affiliates, and Executive has and shall have no right or interest in such property. Executive shall use Company property only during employment and only in the performance of his job and to further the Company’s interests, and he will not remove Company property from the Company’s premises except to the extent necessary to perform his duties and to the extent approved by the Company, either expressly or generally under its policies. Promptly upon the Executive’s date of termination of employment, Executive shall return to the Company all of the Company’s memoranda, notes, records, data, books, sketches, computer programs, audio-visual materials, correspondence, lists, every piece of information recorded in any form, and all other tangible property.

            6.10     Employee’s Representations.    The Executive hereby represents and warrants to the Company that he (a) is not now under any obligation of a contractual or quasi-contractual nature that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by the Executive of his obligations hereunder; and (b) has been advised that he should be represented by legal counsel in the preparation, negotiation, execution and delivery of this Agreement and understands fully the terms and provisions hereof.

            6.11     Beneficiary.    If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to the beneficiary designated in writing by the Executive in such form as required by the Company. In the absence of such designation, any such amount shall be paid to Executive’s estate.

            6.12     Further Assurances.    Each of the parties hereto agrees to take or cause to be taken, all actions necessary, proper or advisable to effect the transactions contemplated by this Agreement.

            6.13     Nonalienation.    Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive or a beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

            6.14     Captions.   The names of the Articles and Sections of this Agreement are for convenience of reference only and do not constitute a part hereof.

            6.15     Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, Executive and the Company have executed and delivered this Agreement as of on the date set forth above, but actually on the date set forth below.

COMPANY:	CORAUTUS GENETICS, INC.

By:	/s/ VICTOR SCHMITT

Name:	Victor Schmitt

Title:	Chairman of Compensation Committee

Date:	May 14, 2003

EXECUTIVE:	RICHARD E. OTTO

/s/ RICHARD E. OTTO

Date: May 14, 2003

EXHIBIT A
UNIFORM TRADE SECRETS ACT
(Drafted by the National Conference of Commissioners on Uniform State Laws, as amended 1985)

Section 1. Definitions

As used in this Act, unless the context requires otherwise:
. . .
(4) “Trade secret” means information, including a formula, pattern, compilation, program device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.